Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERPARFUMS, INC. ANNOUNCES INITIAL 2025 GUIDANCE

New York, New York, November 12, 2024, Interparfums, Inc. (NASDAQ GS: IPAR) (“Interparfums” or the “Company”) today announced initial guidance for its fiscal year ending December 31, 2025.

Guidance	2024E	% Change	2025E
Net Sales	$1.45B	+4%	$1.51B
Diluted EPS	$5.15	+4%	$5.35
(E) Estimate Guidance for 2024 and 2025 assumes that the average dollar/euro exchange rate remains at current levels.

Management Commentary

Jean Madar, Chairman & Chief Executive Officer of Interparfums noted, “We have a strong lineup of new pillars and extensions coming to market throughout the coming year, but expect a more modest growth rate of 4% in both net sales and earnings per diluted share as compared to our 2024 guidance.

“As we have done historically, we are taking a conservative approach to our forecasting, while navigating the evolving dynamics of the fragrance market and considering the potential impacts of ongoing geopolitical conflicts in key markets as well as any policy changes stemming from the recent United States election.

“Come January, Lacoste and Roberto Cavalli fragrance sales will have been in our portfolio for a full year; therefore, our growth next year will be primarily driven by our established brands, and the latest innovation across our prestige portfolio.

“For our European based operations, we will bring to market extensions for existing fragrance families, including Montblanc Explorer, Jimmy Choo Man, Coach Woman and Man, and Lacoste L12.12 and Original.

“2025 will also stand out for the creation of the proprietary brand Solférino, a collection of 10 fragrances developed by star perfumers and intended for the niche fragrance market. This high-luxury collection will initially launch through an ultra-selective distribution channel and our first-ever boutique, entirely dedicated to the brand, which should be up and running by the end of next year, along with an e-commerce site.

“For our United States based operations, we will introduce a new men’s blockbuster for GUESS, Iconic, plus extensions for several GUESS fragrance families to leverage the strong momentum we have achieved for this brand. For MCM, we plan to unveil a new four-scent collection and a new look and scent for the backpack pillar, MCM Diamond, in the first half of 2025. Furthermore, we will be expanding Ferragamo through the development of a new pillar, Fiamma, as well as an extension for Ferragamo Men later in the year.

“We will also unveil new pillars across several of our brands, including two new scents for the Donna Karan Cashmere Collection, a blockbuster duo for Abercrombie & Fitch, plus new lines for Roberto Cavalli. Additionally, we are exploring opportunities to expand our brands into new personal care categories, such as body mists and creams.”

Mr. Madar concluded, “Our initial 2025 guidance reflects our prudent outlook, considering the various factors currently influencing the fragrance market. We are confident that 2025 is poised to be another record-setting year, and will provide updates early next year as we gain greater visibility, particularly following the performance of the 2024 holiday season and the initial orders for 2025.”

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About Interparfums, Inc.:

Operating in the global fragrance business since 1982, Interparfums, Inc. produces and distributes a wide array of prestige fragrance and fragrance related products under license agreements with brand owners. The Company manages its business in two operating segments, European based operations, through its 72% owned subsidiary, Interparfums SA, and United States based operations, through wholly owned subsidiaries in the United States and Italy.

The portfolio of prestige brands includes Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Donna Karan/DKNY, Emanuel Ungaro, Ferragamo, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, Lacoste, MCM, Moncler, Montblanc, Oscar de la Renta, Roberto Cavalli, and Van Cleef & Arpels, whose products are distributed in over 120 countries around the world through an extensive and diverse network of distributors. Interparfums, Inc. is also the registered owner of several trademarks including Lanvin and Rochas.

Forward-Looking Statements:

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions, and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions, or expectations will be achieved. In some cases, you can identify forward-looking statements by forward-looking words such as "anticipate, "believe", "could", "estimate", "expect", "intend", "may", "should", "will", and "would" or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Interparfums' annual report on Form 10-K for the fiscal year ended December 31, 2023, and the reports Interparfums files from time to time with the Securities and Exchange Commission. Interparfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact Information:

Inter Parfums, Inc.	or	The Equity Group Inc.
Michel Atwood		Karin Daly
Chief Financial Officer		Investor Relations Counsel
(212) 983-2640		(212) 836-9623/ kdaly@equityny.com
www.interparfumsinc.com		www.theequitygroup.com